UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Genzyme Corporation
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GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142 (617) 252-7500

Dear Shareholders:

We invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 25, 2006 at The Cambridge Marriott Hotel, 2 Cambridge Center, Cambridge, Massachusetts  02142.

The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with the proxy statement is a copy of the Genzyme 2005 Annual Report and your proxy card.

You will find two proposals in this proxy statement relating to important corporate governance issues that we hope you will give careful consideration. While these proposals address very different issues, we believe that they should be considered in relation to each other because they both address how the board of directors is accountable to the shareholders who elect them. While we seek your support for one and not the other, we believe that our recommendations to you on these proposals highlight what we believe to be good corporate governance of your company.

The first is a company proposal to amend our charter to declassify our board of directors and move to the annual election of all directors. This is a direct response to the strong support that a shareholder proposal received at last year’s annual meeting. Following that meeting, we invited representatives of The Amalgamated Bank LongView Collective Investment Fund, the proponent of the 2005 shareholder proposal, as well as representatives of The Council of Institutional Investors and Institutional Shareholder Services to meet with us. As leading representatives of important institutional shareholders, we asked them to explain in more detail their views on board declassification.

In December 2005, we invited the representative from LongView to return to address our Nominating and Corporate Governance Committee. We also invited representatives from UBS Investment Bank to present the opposing arguments for retaining our classified board to give us a balanced view on the topic. From these presentations we came to two conclusions, (1) our shareholders believe that an annually elected board is more accountable and responsive to their concerns, and (2) a classified board is designed to ensure our ability to resist potentially unfair and abusive attempts to take control of the company without paying shareholders a compelling premium. In February 2006, the Governance Committee evaluated these competing objectives and concluded that we should change to annual director elections, and then made a recommendation to the full board to consider. After further discussion and debate, the board unanimously adopted the Committee’s recommendation. Since this change requires a change to our corporate charter in order to be implemented, shareholders first need to approve it. We are seeking your approval of this charter amendment.

The second proposal is shareholder sponsored and seeks to require shareholder approval for certain severance agreements for the company’s senior executives. We understand the legitimate concerns shareholders have about high levels of executive compensation. We support the concept of compensation arrangements that are not only competitive, but also reflect individual and company performance. Our current severance arrangements were implemented upon the recommendation of the independent members of our Compensation Committee after thorough study and consultation with independent expert advice. We believe that they are not excessive, but are appropriately tailored to be competitive so that we can attract and retain the best management talent.

Over the last several years we have been able to attract four new board members who are truly independent: Senator Connie Mack, Dr. Victor Dzau, Gail Boudreaux and, most recently, Richard Syron. They bring a level of experience, objectivity and judgment that our shareholders can have confidence in. None of them have any prior relationship with us. Their independence empowers these talented and committed individuals to ensure that they will be responsive to shareholder concerns. Elected by shareholders, they should be trusted and held accountable to carry out the job for which they were elected. Our independent directors serve your best interests by ensuring that conflicts between what may be in the best interest of shareholders and what may be in the best interest of Genzyme’s senior management team are avoided. We ask that you place your confidence in the judgment of your elected representatives rather than encumbering them with efforts to micromanage complex, fact-specific issues. We are recommending that you vote against this proposal.

Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the Internet, so that you can be sure your shares will be properly voted.

Sincerely,

Henri A. Termeer
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Genzyme Corporation

Date:	Thursday, May 25, 2006
Time:	2:00 - 4:00 p.m.
Place:	The Cambridge Marriott Hotel 2 Cambridge Center Cambridge, Massachusetts 02142
Purpose:	We are holding the annual meeting for shareholders to consider five company sponsored proposals and one shareholder sponsored proposal, as follows:
• The re-election of three directors, each for a three-year term;

•  An amendment to our 2004 Equity Incentive Plan to provide for the grant of restricted stock and restricted stock units and to increase the number of shares of common stock covered by the plan by 7,000,000 shares;

• An amendment to our 1998 Director Stock Option Plan to increase the number of shares of common stock covered by the plan by 300,000 shares;
• The amendment and restatement of our Restated Articles of Organization to declassify our board so that, beginning in 2007, all directors are elected for one-year terms;
• The ratification of our selection of independent auditors;
• A shareholder sponsored proposal, if properly presented at the annual meeting, that executive severance arrangements be approved by shareholders; and
• Action on any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 31, 2006 will be entitled to vote at the meeting.

Your board of directors recommends a vote “in favor of” each of the company proposals and recommends a vote “against” the shareholder proposal.

Proxy Material Mailing Date:

April 13, 2006
By order of the Board of Directors,
Peter Wirth, Secretary

GENERAL INFORMATION ABOUT VOTING

Our board of directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to “the company” or “Genzyme” and, except within the Audit Committee Report, the Nominating and Corporate Governance Committee Report and the Compensation Committee Report on Executive Compensation, references to “we”, “us” or “our” mean Genzyme Corporation.

Who can vote.   Only shareholders of record of Genzyme common stock (“Genzyme Stock” or “our common stock”) at the close of business on March 31, 2006 can vote at the meeting.

Quorum.   In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, March 31, 2006, we had outstanding and entitled to vote 259,954,147 shares of our common stock. With respect to all matters that will come before the meeting, each share is entitled to one vote.

Voting Procedures—Shareholders of Record and Beneficial Owners.   You are a shareholder of record if your shares of our common stock are registered directly in your own name with our transfer agent, American Stock Transfer and Trust Company, Inc. (“AST”). You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of AST.

How to vote your shares.   You may vote in one of four ways. First, you may vote by completing, signing, dating and mailing your proxy card in the envelope provided. Second, you may vote on the Internet by (i) following the instructions on the proxy ballot form mailed to you, or (ii) going to www.eproxyview.com/genz and, using your proxy ballot form, following the online instructions. Third, you may vote by telephone by using a touch-tone telephone and calling 1-800-proxies. Massachusetts law permits electronic submission of proxies. You will need your proxy card in hand when voting on the Internet or by phone. Fourth, you may vote in person at the meeting. If your shares are held in nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the meeting.

How you may revoke your proxy instructions.   You may revoke or amend your proxy at any time before it is voted at the annual meeting by writing to us directly, submitting a new proxy with a later date by mail, over the telephone or on the Internet, or by attending the meeting and voting in person.

What if you receive more than one proxy card?   This means that you may have more than one account at AST and/or with a nominee. Your proxy card lists the number of shares you are voting. Please vote the shares on all proxy cards.

We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce our costs. Please contact your nominee to consolidate accounts, or our transfer agent, AST, at (800) 937-5449.

How your votes are counted.   Adoption of the proposals that are scheduled to be presented at the meeting, other than the election of directors and amendment of our charter, require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Directors will be elected by a plurality of votes cast. The charter amendment requires the approval of a majority of shares outstanding. If you are a shareholder of record and you vote “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner and indicate that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, your nominee will so indicate in the vote submitted to us.

Under stock exchange rules, a nominee may not vote on “non-routine” matters without receiving your specific voting instructions. This is called a “broker non-vote.” At the annual meeting, your nominee will not be able to submit a vote on the proposed amendments to our stock option plans, our charter or on the shareholder proposal unless it receives your specific instructions. The nominee will be able to vote on the other matters if it does not receive your instructions.

Discretionary authority.   Subject to the rules related to voting by brokers described above, if you sign and return your proxy card or vote electronically or by telephone without making any specific selections, your shares will be voted in the manner recommended by the board of directors. If other matters properly come before the annual meeting, the persons named on the proxy card, or designated by electronic or telephonic vote, will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement.

Costs of solicitation.   We bear the costs of proxy solicitation. We are paying Innisfree M&A Incorporated, a proxy solicitation firm, $12,000 plus expenses to help us with the solicitation of proxies. Innisfree distributes proxy materials and solicits proxies from brokerage houses, custodians, nominees and other fiduciaries. In addition, our officers and employees may solicit proxies personally, electronically, by telephone or by mail without additional compensation paid to them. We reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy materials and sending in your vote.

Results of the voting.   We plan to post voting results on the “Our Commitment” page of our corporate Web site at www.genzyme.com shortly after the meeting. We will also publish the results in our Quarterly Report on Form 10-Q that we will file with the Securities and Exchange Commission (“SEC”) in August 2006.

Annual meeting to be broadcast on our Web site.   The annual meeting will be broadcast live over the Internet at our corporate Web site at www.genzyme.com/corp/investors/inv_home.asp. For more information, and to listen to the meeting, please go to the Investors area of the site. The contents of our Web site are not incorporated into this document.

STOCK OWNERSHIP

The table below shows how many shares are held by anyone who is known to us to own more than 5% of the outstanding shares of our common stock. The information in this table is as of March 31, 2006, and is based on filings submitted by these companies to the SEC regarding their ownership of our common stock. Unless noted, each shareholder has sole voting and investment power for the shares listed in the table.

	Shares of Genzyme Stock
	Beneficially Owned	%
CAM North America, LLC(1)	18,758,680	7.22
Salomon Brothers Asset Management Inc.
Smith Barney Fund Management LLC
TIMCO Asset Management Inc.
399 Park Avenue
New York, NY 10022
Wellington Management Company, LLP(2)	18,106,044	6.97
75 State Street
Boston, MA 02109

(1)           Filing as a group, the parties share power to vote or to direct the vote for 16,560,615 of the shares listed, and share power to dispose or to direct the disposition of all of the shares listed. Of the shares listed:

•        CAM North America, LLC (“CAM”) is an investment advisor for Citicorp Bank. CAM shares voting power for 9,295,405 shares and shares dispositive power for 11,493,470 of the shares listed;

•        Salomon Brothers Asset Management Inc. is an investment advisor and shares voting and dispositive power for 87,167 of the shares listed;

•        Smith Barney Fund Management LLC is an investment advisor and shares voting and dispositive power for 7,122,693 of the shares listed; and

•        TIMCO Asset Management Inc. is an investment advisor and shares voting and dispositive power for 55,350 of the shares listed.

(2)           Wellington Management Company, LLP (“Wellington”) is a registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington. No single client of Wellington is known to own more than 5% of the shares listed. Wellington has shared power to vote or to direct the vote with respect to 6,396,065 shares and has the power to dispose, or to direct the disposition of, all of the shares listed.

The following table shows how many shares of our common stock are beneficially owned by our executive officers listed in the compensation table on page 16, our directors, and all of our current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 31, 2006 and is based on filings submitted by these individuals to the SEC.

	Shares of Genzyme Stock Beneficially Owned(1)
	(* Indicates less than 1%)
Henri A. Termeer(2)	3,485,596	1.3%
Earl M. Collier, Jr.	212,969	*
Georges Gemayel(3)	95,001	*
Peter Wirth	694,850	*
Michael S. Wyzga	203,032	*
Douglas A. Berthiaume(4)	156,766
Henry E. Blair	51,361	*
Gail Koziara Boudreaux	30,000	*
Robert J. Carpenter	155,696	*
Charles L. Cooney(5)	88,044	*
Victor J. Dzau	57,587	*
Sen. Connie Mack III	82,587	*
Richard F. Syron	15,011	*
All current officers and directors as a group (17 people)	6,530,683	2.5%

(1)          The shares listed include the following stock options exercisable within 60 days after March 31, 2006:

Number of Shares Subject
To Stock Options
Henri A. Termeer	2,832,856
Earl M. Collier, Jr.	199,496
Georges Gemayel	89,246
Peter Wirth	689,308
Michael S. Wyzga	187,314
Douglas A. Berthiaume	75,360
Henry E. Blair	51,360
Gail Koziara Boudreaux	30,000
Robert J. Carpenter	126,546
Charles L. Cooney	64,008
Victor J. Dzau	57,587
Sen. Connie Mack III	82,587
Richard F. Syron	15,000
All current officers and directors as a group (17 people)	5,639,061

(2)           The stock beneficially owned by Mr. Termeer includes 2,371 shares held by his wife and 1,256 shares held in trusts for the benefit of Mr. Termeer’s children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)           The stock beneficially owned by Mr. Gemayel includes 915 shares held in trusts for the benefit of Mr. Gemayel’s children. Mr. Gemayel disclaims beneficial ownership of all shares held by the trusts.

(4)           The stock beneficially owned by Mr. Berthiaume includes 4,048 shares held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(5)           The stock beneficially owned by Dr. Cooney includes 9,614 shares held jointly with his wife, 240 shares held individually by his wife and 1,582 shares held by his son. Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and his son.

ELECTION OF DIRECTORS

Our charter currently divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term. The nominees for election this year will have terms expiring in 2009. If for some reason a nominee is unable to serve, the nominating and corporate governance committee may recommend and the board may propose a substitute nominee at the annual meeting and the proxies will vote to approve the election of the substitute nominee. We currently have nine directors. Victor J. Dzau, M.D., Senator Connie Mack III and Henri A. Termeer were recommended for re-election to the board by our nominating and corporate governance committee and selected for nomination by the board of directors. Each of the nominees has agreed to serve as a director if he is elected.

If the charter amendment proposal found on page 25 passes, at our 2007 annual meeting and at each annual meeting thereafter, nominees presented for election to the board will be elected for one-year terms.

Set forth below are the biographies of each nominee for election this year, followed by biographies of our directors who are continuing in office:

Victor J. Dzau, M.D., director since 2000

Dr. Dzau, 60, is the Chancellor for Health Affairs and President and Chief Executive Officer, Health System at Duke University Medical Center and Health System in Durham, NC. From July 1996 until September 2004, he was the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Dzau sits on the board of directors of Pepsico, Inc. and the Duke University Health System.

Senator Connie Mack III, director since 2001

Senator Mack, 65, has served since February 2005 as senior policy advisor and co-chairman of the government relations practice group at King & Spalding LLP, a Washington D.C. law firm. Senator Mack served as a United States Senator from the state of Florida from January 1989 until January 2001. After leaving the Senate, from February 2001 until February 2005 he served as senior policy advisor in the government relations practice at Shaw Pittman, a Washington, D.C. law firm. He is Chairman of the parent board of the H. Lee Moffitt Cancer Center and Research Institute. Senator Mack is also a director of Mutual of America Life Insurance Co., Darden Restaurants, EXACT Sciences Corporation and Moody’s Corp.

Henri A. Termeer, director since 1983

Mr. Termeer, 60, has served as our President and a Director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining us, Mr. Termeer worked for Baxter International Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is a director of ABIOMED Inc. and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

DIRECTORS CONTINUING IN OFFICE

The following directors were elected at our 2004 Annual Meeting for terms ending in 2007:

Douglas A. Berthiaume, director since 1988

Mr. Berthiaume, 57, has been Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification, since 1994.

Henry E. Blair, director since 1981

Mr. Blair, 62, is the Chairman and Chief Executive Officer of Dyax Corp., which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was our Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981.

Gail Koziara Boudreaux, director since 2004

Ms. Boudreaux, 45, has served since December 2005 as Executive Vice President of Health Care Service Corporation (“HCSC”) responsible for the Illinois, Texas, New Mexico and Oklahoma Blue Cross and Blue Shield Plans and including HCSC subsidiaries Fort Dearborn Life, Colorado Bankers Life and Dental Network of America. From September 2002 to December 2005 Ms. Boudreau was President of Blue Cross and Blue Shield of Illinois, a division of HCSC and the oldest and largest health insurance company in Illinois. From June 1982 to August 2002, Ms. Boudreaux held various positions of increasing responsibility at Aetna, Inc., a provider of health, dental, group, life, disability and long-term care benefits, including Senior Vice President and Head of Aetna Group Insurance, Vice President of Customer Service, and Regional Manager, Capitol Region. Ms. Boudreaux is a director of Dental Network of America and HCSC Insurance Services, both of which are subsidiaries of Health Care Service Corporation.

The following directors were elected at our 2005 Annual Meeting or otherwise elected to the board for terms ending in 2008:

Robert J. Carpenter, director since 1994

Mr. Carpenter, 61, is Executive Chairman of the Board of Peptimmune, Inc., a privately-held company which develops immunotherapies for treating auto-immune and allergy diseases. He served as President and Chairman of Peptimmune from January 2002 until November 2004. He is also President of Boston Medical Investors, Inc., a privately-held company he formed in 1994 that invests in early stage health care companies.

Charles L. Cooney, director since 1983

Dr. Cooney, 61, is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

Richard F. Syron, director since 2006

Mr. Syron, 60, has been Chairman and Chief Executive Officer of Federal Home Loan Mortgage Corporation (a.k.a. Freddie Mac), the second largest source of mortgage financing in the United States, since December 2003. From June 1999 to January 2000, Mr. Syron served as president and chief executive officer of Thermo Electron Corporation, which designs and develops technology-based instruments, and from January 2000 until December 2003 also served as chairman of the Thermo Electron board. Mr. Syron is currently a member of the board of the Freddie Mac Foundation, is a trustee of Boston College, and is a trustee of the Woods Hole Oceanographic Institute.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for their service on the board of directors. Until September 30, 2005, non-employee directors received the following cash compensation for their service on the board and its committees:

•       an annual retainer of $25,000, paid quarterly;

•       from $500 to $1,500 for each board meeting they attend, depending on the circumstances of the meeting and the manner of attendance;

•       $1,000 for each committee meeting they attend in person or $500 if they participate by telephone;

•       an annual retainer of $4,000 for service as a committee chair, paid quarterly; and

•       $1,000 for each scientific review meeting, either in person or by telephone.

In August 2005, the compensation committee conducted an annual review of board compensation. They engaged Towers Perrin, an executive compensation consulting firm, to prepare a competitive analysis and review of the cash and equity compensation for non-employee directors. Following this review, the compensation committee recommended to the board, and the board approved, the following cash compensation for board members, effective October 1, 2005:

•       an annual retainer of $25,000, paid quarterly;

•       $2,000 for each board meeting they attend;

•       $1,500 for each committee meeting they attend;

•       an annual retainer of $14,000 for service as audit committee chair, paid quarterly;

•       an annual retainer of $8,000 for service as compensation committee chair, paid quarterly; and

•       an annual retainer of $4,000 for service as the chair of the nominating and corporate governance committee, paid quarterly.

Under our director deferred compensation plan, each director may choose to defer the cash compensation payable to him as a director until his service as a director ends or until a specified date. The director can elect to defer compensation in exchange for a future payment of cash, stock or a combination of cash and stock. As of March 31, 2006, three of the eight eligible directors had accounts under the plan, with two directors currently deferring their compensation under this plan.

Eligible directors also receive stock option grants for each year (or partial year) that they serve on our board. Stock options are granted automatically under our 1998 Director Stock Option Plan on the date of each annual meeting of shareholders or, in the case of directors elected other than at an annual meeting, upon election to the board. The plan provides for an annual grant of options to purchase 15,000 shares of our common stock to each non-employee board member, to become fully vested on the date of the next annual meeting following the date of grant. Each grant has an exercise price equal to the closing price of the stock on the date of grant and a term of ten years.

BOARD MEETINGS AND COMMITTEES

The board of directors held seven meetings during 2005, including an annual two-day strategic review. The board has a standing audit committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a written charter adopted by our board which are publicly available in the “Our Commitment” section of our Web site, www.genzyme.com. The contents of our Web site are not part of this document.

We expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Absent compelling and stated reasons, directors who attend fewer than 75% of regularly scheduled board and committee meetings in each of two consecutive years should not be nominated for re-election when their current term expires. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members will attend our annual meeting of shareholders. In 2005, each director attended at least 81% of all meetings of the board and all committees of the board on which he or she served. In addition, all of our directors attended the May 26, 2005 annual meeting of shareholders. Mr. Syron was elected to the board in February 2006 and is not included in the attendance information in the preceding two sentences.

Audit Committee

We have a separately designated standing audit committee established by the board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee held nine meetings in 2005. Current members are Mr. Berthiaume (chairman), Ms. Boudreaux, Senator Mack and Mr. Syron, each of whom is independent as defined by the listing standards of The NASDAQ Stock Market®. Our board has identified Mr. Berthiaume as our audit committee financial expert. The committee evaluates and selects our independent auditors, reviews our audited financial statements and discusses the adequacy of our internal controls with management and the outside auditors. The committee also supervises the relationship between the company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the outside auditors. The audit committee operates under a written charter adopted by the board. A copy of the amended charter is included as Appendix A to this proxy statement.

Audit Committee Report

In the course of our oversight of Genzyme’s financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2005, (ii) discussed with PricewaterhouseCoopers LLP, the company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Douglas A. Berthiaume, Chairman
Gail Koziara Boudreaux
Senator Connie Mack

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to assist the board of directors by identifying for nomination qualified individuals to become board members, to nominate candidates for appointment to board committees, to monitor a process to assess the effectiveness of the board and its committees, and to develop and implement the company’s corporate governance guidelines. The committee met four times during 2005. Current members of the committee are Sen. Mack (chairman), Drs. Cooney and Dzau, Ms. Boudreaux, and Messrs. Berthiaume and Syron, each of whom is independent as defined by the listing standards applicable to issuers listed on The NASDAQ Stock Market®.

Director selection criteria.   The nominating and corporate governance committee is responsible for reviewing with the board, on an annual basis, the appropriate personal characteristics and professional competencies required of board members to work together as a team to properly oversee Genzyme’s strategies and operations.

In general, all board members are expected to possess certain personal characteristics necessary to creating a functional board: high personal and professional ethics, integrity and values; practical wisdom and mature judgment; an inquisitive and objective perspective; professional experience at a policy-making level in business, government, education or medicine; time availability for in-person participation at all board and committee meetings; and a commitment to representing the long-term interests of our shareholders. We also recognize the desirability of racial, ethnic and gender diversity in board membership.

In addition, the board as a group is expected to encompass the range of professional competencies advantageous to overseeing Genzyme’s diverse businesses. These professional competencies include accounting and financial literacy, industry knowledge, patient-based or payor-based experience or perspective, relevant medical or scientific knowledge, business, government or management experience, and experience with international markets.

Independence is an important selection criterion for nomination to our board. Independent directors should be free of any relationship with Genzyme or its management that may impair, or appear to impair, the director’s ability to make independent judgments. At a minimum, independent directors must satisfy the criteria for independence established by The NASDAQ Stock Market®.

Finally, candidates should be enthusiastic and excited about their service on our board and working collaboratively with existing board members to create value for all of our shareholders.

Shareholder nominations for directorships.   Shareholders may propose a director candidate for consideration by the nominating and corporate governance committee by directing such recommendation to the Secretary of Genzyme Corporation at 500 Kendall Street, Cambridge, Massachusetts 02142. The recommendation should include the nominee’s name, qualifications for board membership and consent to nomination, as well as the name, number of shares of our common stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in our bylaws addressing shareholder nominations of directors. The committee will assess such recommendations and nominees based on the director selection criteria described above.

Executive search firm.   For the last three years, the nominating and corporate governance committee has engaged Spencer Stuart, an executive search firm, to assist in identifying qualified independent candidates for addition to our board. Spencer Stuart has been charged with the task of identifying, screening and interviewing potential candidates for submission to the nominating and corporate governance committee for their consideration. Mr. Syron, who was elected to the board in February 2006 to fill a vacancy created by the retirement of Dr. Anagnostopoulos in May 2005, was a candidate recommended by Spencer Stuart for consideration by the nominating and corporate governance committee.

Compensation Committee

The compensation committee held four meetings in 2005. Current members are Drs. Cooney (chairman) and Dzau and Mr. Berthiaume. Each member of the committee qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and as “independent” as defined by the listing standards applicable to issuers listed on The NASDAQ Stock Market®. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers our company benefit and equity plans, except the 1998 Director Stock Option Plan. The committee is responsible for making recommendations to the board for the compensation and benefits for non-employee directors.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Our executive compensation program is designed to attract, retain, reward and motivate our executive officers and other members of senior management who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance. There are three elements to our executive compensation program:

•       base salary;

•       annual incentive bonuses; and

•       stock option grants.

We have engaged Towers Perrin, a leading international compensation consulting firm with special expertise in biotechnology and pharmaceutical industry compensation practices, to assist us in our analysis of executive compensation. Towers Perrin has advised us since the mid-1990’s, and helps us to define the peer group we use to compare our compensation to, advises us of developments in the design of compensation packages and provides benchmarks to compare our total compensation packages to those of companies that we compete with for executive talent.

To determine compensation for members of our senior management, including our executive officers, for 2005, we reviewed information from SEC filings and proxy statements for peer companies, and compensation surveys of the pharmaceutical and biopharmaceutical industries provided by Towers Perrin. Our objective is to ensure that base salary ranges for our executive positions are competitive with a selected group of major biopharmaceutical companies and reflect the individual performance of each executive. Each year we review our compensation philosophy for both equity and cash compensation, with the objective of ensuring our compensation program continues to be competitive and appropriate.

Base salary.   For 2005, Mr. Termeer recommended merit increases and base salary amounts for each member of senior management (including our executive officers), other than himself, based on his assessment of each officer’s individual performance. We evaluated and approved Mr. Termeer’s recommendations regarding each officer’s base salary taking into account each officer’s past performance and our subjective assessment of individual performance relative to the competitive market information. For 2005, we approved base salary increases for our senior management group ranging from 3.4% to 8.3%, with an average increase of 5.3%. Base salary increases for the executive officers ranged from 4.0% to 5.0%, with an average increase of 4.6%.

Incentive bonuses.   A significant portion of executive compensation consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each member of senior management, including the executive officers, prior to the beginning of 2005 using the same data sources considered in setting base salaries. Mr. Termeer recommended the bonus targets for each officer other than himself, and we evaluated and approved the targets. The bonus targets included both an individual performance component and a corporate performance component.

The corporate performance component was payable based on the extent to which Genzyme achieved the operating income goals approved by the board of directors in connection with approving the 2005 annual budget. The current corporate performance bonus formula allows for 100% payment when 100% of the target is met. If the target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment up to a maximum of 150% payment for achievement of 120% or more of the target. If the target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment. No corporate bonus is paid if less than 86% of the target is met.

We evaluated the achievement of the 2005 bonus targets in March 2006. For 2005, Genzyme exceeded the operating income goals established in the 2005 budget by 6% and, in accordance with the formula, we awarded the corporate performance component at 115% of target. In evaluating achievement of the individual performance targets, we considered a business unit performance component, payable at our discretion, for those members of senior management with operating responsibility for a specific business unit. For members of senior management with operating responsibility for specific business units, we awarded the business unit component at 87% to 150% of target. Mr. Termeer made recommendations to us for the remaining individual performance component based on his evaluation of each officer’s performance for the year. We awarded the individual performance component to members of senior management at 80% to 105% of target, and to executive officers at 90% to 105% of target. For 2005, we awarded aggregate total bonuses for senior management ranging from 104% to 121% of target. Aggregate total bonuses for the executive officers, other than Mr. Termeer, ranged from 109% to 113% of target.

Stock options.   We believe that equity compensation provides our senior management, including our executive officers, with a strong incentive to manage the business with a view toward creating and maximizing long-term shareholder value. In order to use equity compensation responsibly and maintain competitiveness, we have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Broad-based option awards for our common stock were made in May 2005 to qualified employees of the company, including the executive officers and other members of senior management. In determining the number of options to grant to each officer, we looked at competitive equity data provided by Towers Perrin, the company’s expected business position for the next several years and our stock option granting history. Option grants to individual members of senior management ranged from 25,000 to 35,000 shares. Option grants to our executive officers, other than Mr. Termeer, ranged from 35,000 to 69,000 shares.

Mr. Termeer’s compensation.   In determining Mr. Termeer’s base salary for 2005, we considered compensation data from proxy reports of our defined peer group. We also considered Mr. Termeer’s length of service with the company in the context of evaluating his application of sound business judgment and the leadership he has provided to strategically develop and manage the business. We looked at his overall job performance and considered the business challenges facing the company in the coming years. We decided that we should continue to make a significant portion of his overall cash compensation dependent on performance-based bonuses rather than base salary. We considered several corporate performance measures from 2004, including:

•       Overall financial performance was significantly above the 2004 operating budget, with strong contributions from nearly all product lines;

•       A strategically sound year was demonstrated by both product diversity, growth and strategic acquisitions, including:

—the acquisition of ILEX Oncology, Inc., which brought two cancer drugs to our product portfolio, representing an important expansion of our oncology franchise;

—Renagel® revenues increased 29% over 2003;

—Cerezyme® revenues continue to grow and the product maintains a superior competitive position;

—Fabrazyme® has become a solid product contribution to revenue; and

—the acquisition of the oncology/pathology testing business of IMPATH, Inc., which expanded our oncology testing portfolio;

•       The company completed three major transactions during the year without distracting the organization from meeting, and exceeding, its goals;

•       Organizational strength, expansion of the businesses and acquisitions have resulted in stability and depth in, and increased opportunity for, the executive management group; and

•       Unprecedented build-out of capital structures provided the infrastructure to achieve a successful operational year.

We believe that a significant portion of Mr. Termeer’s cash compensation should be tied to performance. Therefore, at the time we determined his base salary for 2005, we set Mr. Termeer’s 2005 combined bonus target at 112% of his base salary, with 60% of the bonus tied to corporate performance and 40% tied to individual performance. In March 2006, we evaluated the achievement of Mr. Termeer’s bonus target. We believe that Mr. Termeer continues to demonstrate his leadership in managing the business through impressive global growth, a strong acquisition strategy, strengthening science, the creation and continuation of a dynamic environment relative to the company’s peers, and strong investment in research and development growth.

We determined that the strong financial performance for 2005 reflects this leadership in a number of accomplishments during the year, including:

•       An increase in consolidated revenues of 23% from $2.2 billion in 2004 to $2.7 billion in 2005;

•       A 22% increase of Genzyme’s common stock price from December 2004 to December 2005;

•       Achieving a five-year compound annual revenue growth rate of 29%;

•       Recognition of Genzyme being named to the FORTUNE “100 Best Companies to Work For 2006” list;

•       Completion of four major expansion projects in Belgium, Ireland and the UK to support production for a broad range of products, including monoclonal antibodies and proteins, Myozyme® and antibody discovery research;

•       Strengthening the oncology business through the successful integration of ILEX into the business;

•       Increasing the number of products that have multiple indications, which creates complexity in clinical trials and manufacturing;

•       Integration of several strategic acquisitions and collaborations in oncology, cancer diagnostics, orthopaedics and renal disease, including three acquisitions in 2005:

—the re-acquisition of the sales and marketing rights to Synvisc® from Wyeth;

—the acquisition of VerigenTM, providing us with a proprietary cell therapy product for cartilage repair; and

—the acquisition of Bone Care, adding Hectorol®, a treatment for hyperparathyroidism in patients on dialysis, expanding our renal product offerings.

Based on our assessment of how the progress and accomplishments during 2005 reflect the company’s strategy and the individual objectives we established for him, we awarded Mr. Termeer 115% of his targeted bonus.

In May 2005, we granted Mr. Termeer options to purchase 425,000 shares of our common stock. We determined the number of options to grant to Mr. Termeer by considering the same sources used for the other officers.

Tax law limits on executive compensation.   Section 162(m) of the Internal Revenue Code generally does not permit Genzyme a federal income tax deduction for taxable year compensation in excess of $1,000,000 paid to our chief executive officer and the other four most highly paid officers of Genzyme. Certain performance-based compensation that has been approved by shareholders is exempt from the deduction limit. Although the 2005 salary and cash bonuses paid to our executive officers do not qualify for the performance-based exemptions, our shareholders have approved the 2001 and 2004 Equity Incentive Plans, which are designed to allow the deduction of stock options granted under those plans. We have in the past and may in the future award compensation that is not fully deductible under the statute when we view such compensation as consistent with our compensation policies and in the best interests of the company and its shareholders.

By the Compensation Committee,
Charles L. Cooney, Chairman
Douglas A. Berthiaume
Victor J. Dzau

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)	Bonus($)	Genzyme Stock	All Other Compensation ($)(1)(2)
Henri A. Termeer	2005	1,365,000	1,759,500	425,000	32,385
Chief Executive Officer	2004	1,300,000	1,770,000	460,000	32,185
	2003	1,237,745	1,596,692	475,000	31,985
Earl M. Collier, Jr.	2005	495,000	435,000	69,000	8,400
Executive Vice President	2004	473,000	462,500	81,000	8,200
	2003	455,000	401,250	90,000	8,000
Georges Gemayel(3)	2005	450,000	435,000	69,000	102,461
Executive Vice President	2004	430,000	452,500	81,000	66,998
	2003	149,808	345,000	100,000	244,773
Peter Wirth	2005	650,000	445,000	69,000	10,327
Executive Vice President, Chief	2004	625,000	455,000	81,000	10,127
Legal Officer	2003	600,000	417,000	90,000	9,927
Michael S. Wyzga	2005	450,000	445,000	69,000	8,400
Executive Vice President, Chief	2004	430,000	462,500	81,000	8,200
Financial Officer	2003	410,000	381,800	90,000	6,938

(1)          Unless otherwise noted, amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include the following insurance premiums we paid for life and disability insurance benefits:

2005	$23,985
2004	$23,985
2003	$16,370

For Mr. Wirth, the reported amounts also include the following insurance premiums we paid for life insurance benefits:

2005	$1,927
2004	$1,927
2003	$1,315

For Mr. Gemayel, the reported amounts include relocation expenses of $94,061 in 2005 and $58,798 in 2004 and a sign-on bonus of $193,477 and relocation expenses of $51,296 in 2003.

(2)          SEC rules require us to report the value of perquisites and personal benefits made available to a named executive officer if the aggregate amount in any year exceeds $50,000. We provide to Mr. Termeer the use of a driver for commuting to and from work and work-related events. In addition, all of our employees that hold the position of vice president or above, including the named executive officers, are entitled to utilize an executive registry program which provides access to medical and medical consulting services for traveling or relocating executives and their immediate families. The allocated incremental cost to us for these perquisites for any named executive officer in any year was less than $50,000.

(3)          Mr. Gemayel became an employee and executive officer of the company in August 2003.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise or Base Price ($/Share)	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted(#)(1)	Fiscal 2005	(1)	Date	5%($)(2)	10%($)(2)
Henri A. Termeer	425,000	5.32	62.98	05/26/15	16,833,308	42,658,908
Earl M. Collier, Jr.	69,000	0.86	62.98	05/26/15	2,732,937	6,925,799
Georges Gemayel	69,000	0.86	62.98	05/26/15	2,732,937	6,925,799
Peter Wirth	69,000	0.86	62.98	05/26/15	2,732,937	6,925,799
Michael S. Wyzga	69,000	0.86	62.98	05/26/15	2,732,937	6,925,799
All Genzyme shareholders(3)	—	—	62.98	—	10,314,304,672	26,031,340,363

(1)          Options were granted for our common stock under the 2001 Equity Incentive Plan at 100% of fair market value on the date of grant. The options have a ten-year term and vest as to 20% on the date of grant with an additional 20% vesting annually over the next four years on the anniversary of the date of grant. These options also contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of the company.

(2)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of our common stock would have to be approximately 63% and 159% above the exercise price for each option, or $102.66 and $163.12.

(3)          The amounts shown for all our shareholders reflect the potential value if our common stock outstanding on the record date appreciated at the rates shown over the term of the options, if shareholders bought the shares in 2005 at the listed option exercise price.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005($) Exercisable/Unexercisable(1)
Henri A. Termeer	611,108	33,223,754	2,438,217/944,477	76,755,253/19,365,760
Earl M. Collier, Jr.	340,139	11,152,973	113,805/177,711	2,005,201/4,032,908
Georges Gemayel	36,954	741,507	59,246/153,800	1,266,978/2,956,428
Peter Wirth	102,018	4,854,288	603,713/177,602	20,834,507/4,051,430
Michael S. Wyzga	110,028	3,340,016	120,338/158,776	2,953,890/3,337,630

(1)          This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 30, 2005, then multiplying that number by the number of shares under the option. The closing price of our common stock on December 30, 2005 was $70.78.

Option Acceleration Upon Change in Control

All options to purchase shares of our common stock that we have granted to our executive officers contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of Genzyme.

Executive Employment Agreements

Mr. Termeer has an employment agreement that renews automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. The agreement provided for an initial base salary in 1990 of $300,000 and is subject to increases approved by the board or the compensation committee.

Mr. Wirth has an employment agreement that renews automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. The agreement provides that the board of directors, or a duly appointed committee of the board, shall set Mr. Wirth’s salary annually, and that such base salary shall not be lower than the base salary for the preceding calendar year.

Both agreements provide:

•       certain life and disability insurance benefits;

•       eligibility to participate in the Company’s cash bonus plan;

•       eligibility to participate in the Company’s equity incentive plans;

•       a lump sum payment of two times annual salary and bonus, continuation of certain benefits, and full vesting of all rights, options or awards under stock option or other equity incentive plans in the event that employment is terminated without cause;

•       following termination by us, other than for cause or because of disability, or by the executive for good reason, due to a change in control:

—a lump sum severance payment of three times annual salary and bonus,

—a lump sum payment equal to the additional retirement benefit that would have been earned under any retirement plan if employment had continued for three years,

—continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer, and

—in certain circumstances, legal costs and relocation expenses associated with the termination; and

•       customary confidentiality, non-competition and ownership of inventions provisions.

Executive Severance Agreements

We have severance agreements with all of our senior managers other than Messrs. Termeer and Wirth. These agreements renew automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. Under these agreements, payments will be made upon the termination of the senior manager’s employment by us without cause or by the senior manager for good reason following a change in control, and consist of:

•       a lump sum severance payment of two times (for corporate officers) or one and one-half times (for other senior managers) annual salary and bonus;

•       a lump sum payment equal to the additional benefit which would have been earned under our retirement and benefit plans if employment had continued for two years (for corporate officers) or one and one-half years (for other senior managers) following the date of termination;

•       continuation of life, disability, accident and health insurance plans for two years (for corporate officers) or one and one-half years (for other senior managers) following the date of termination, unless comparable benefits are provided by a new employer; and

•       in certain circumstances, legal costs and relocation expenses associated with such termination.

STOCK PERFORMANCE GRAPH

This graph compares the five-year cumulative total shareholder returns for our common stock to that of the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index. The cumulative returns are based on a $100 investment on January 1, 2001, with all dividends being reinvested.

All amounts reflect a 2-for-1 split of Genzyme General Stock on June 1, 2001. On July 1, 2003, in connection with the elimination of our tracking stock structure, each share of Biosurgery Stock was exchanged for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock was exchanged for 0.05653 of a share of Genzyme General Stock. Prior to December 31, 2003, the Genzyme Stock prices used in this table reflect Genzyme General Stock before the elimination of our tracking stock structure.

EQUITY PLANS

The following table gives information about shares of our common stock that may be issued under our 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, 2004 Equity Incentive Plan, 1998 Director Stock Option Plan, Directors’ Deferred Compensation Plan and 1999 Employee Stock Purchase Plan, as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	18,550,521	(1)	$50.88	12,109,631	(2)
Equity compensation plans not approved by security holders	13,804,614		$43.44	286,780
Total	32,355,135		$47.71	12,396,411

(1)          Includes 293,407 options outstanding at a weighted average exercise price of $51.45 assumed in our acquisition of ILEX Oncology, Inc. in December 2004 and 9,818 shares in deferred compensation obligations that may be paid out in shares of our common stock.

(2)          Includes 1,712,481 shares that may be issued under our Employee Stock Purchase Plan plus 96,144 shares reserved under our Directors’ Deferred Compensation Plan.

The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. All of our employees, except our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides only for the grant of nonstatutory stock options. The exercise price of option grants may not be less than the fair market value on the date of grant. Option grants have a maximum term of ten years and generally vest over four years. The compensation committee determines the terms and conditions of each option grant, including who is eligible to receive option grants, the form of payment of the exercise price, the number of shares granted and the vesting schedule. The 1997 Equity Plan was approved by our board of directors in October 1997.

PROPOSAL TO AMEND OUR 2004 EQUITY INCENTIVE PLAN

General

The purpose of the 2004 Equity Incentive Plan is to:

•       attract, motivate and retain key employees and consultants capable of contributing to the successful performance of the company;

•       provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for shareholders; and

•       enable employees and consultants to participate in our long-term growth.

The plan provides for the grant of both incentive and nonstatutory stock options. The maximum number of shares available for issuance under the plan is 16,800,000 shares. As of March 31, 2006, approximately 8,000 employees were eligible for grants under the plan. The closing price of our stock on March 31, 2006 as reported by NASDAQ® was $67.22. The plan will expire on May 27, 2014. A copy of the plan is included as Appendix B to this proxy statement.

Administration and Eligibility

Our compensation committee has adopted standards for the grant of stock options under the plan to eligible employees and consultants. The committee also periodically reviews the standards to determine if the levels of option grants appropriately reflect our growth and the value of our stock. The committee determines the terms and conditions of each option grant, including:

•       who is eligible to receive stock option grants;

•       the form of payment of the exercise price;

•       the number of shares subject to options;

•       when the shares vest; and

•       the terms of exercise.

The exercise price of any stock option grant may not be less than 100% of the fair market value of the stock on the date of grant. The term of an option grant may not exceed 10 years. In addition, option grants under the plan may not be re-priced without shareholder approval.

The standards for granting stock options under the plan include a new hire grant matrix and a general grant matrix. The new hire grant matrix determines the number of options that may be awarded to eligible new employees, other than executive officers, when they are hired. Eligibility for new hire stock option grants and the size of the grants are based on the employee’s base compensation at his or her date of hire. The general grant matrix is based on an employee’s base compensation or job plus an individual performance review rating. In order to qualify for a grant under the general grant matrix, an employee must have a rating of at least “successfully meets expectations.”  The senior or executive vice president responsible for a business unit approves the performance ratings for each employee in that business unit.

Summary of our Equity Compensation Program

We believe our compensation programs must be competitive with the programs at our peer companies to attract and retain the talented people who are crucial to our success. We have analyzed the compensation programs of our peer group, and this analysis has shown that equity is a critical component of compensation packages and stock options should continue to be used this year as part of our overall compensation philosophy and program.

Stock options are inherently performance-based because their value is directly tied to the price of our common stock over time. Our employees only benefit from stock options when the price of the common stock has increased, as do shareholders. Value creation, as measured by our common stock price, clearly aligns our equity program with shareholder interests. During 2005, our common stock price rose 22%, and during the five years from December 31, 2000 to December 31, 2005, it rose 57%.

We also believe that equity should be distributed responsibly. Our compensation committee limits the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding with the objective of managing the potential dilutive impact of stock options while continuing to provide option grants to substantially all of our employees. Since 1996, our outstanding stock options as a percentage of shares outstanding has declined from 30% to 16.6% at the end of 2005, and has declined to 16.3% as of March 31, 2006. When compared to our peer group, our outstanding options as a percentage of shares outstanding is running at the median.

We are committed to continuing to have a broad-based program that provides stock option grants to all employees who meet eligibility and performance requirements. To manage the share availability limitations within the constraints of an ever-increasing employee population, we have reduced the size of individual stock option grants in each of the last four years, including to the senior management group. The company’s financial performance has allowed us to keep the program broad-based while maintaining the ability to provide a competitive value to employees. We are hoping to make a general broad-based grant of stock options to eligible employees who meet the performance standards on May 25, 2006. However, our current reserves will not be sufficient to carry our equity program through the next year.

On February 27, 2006, the compensation committee reviewed our existing equity plans, our history of granting stock options, and our intentions for using equity as part of our total compensation program for the coming year, which include using virtually all of the shares available for grant under our equity plans for stock option grants in the current fiscal year. This will result in a shortage of shares going forward that will impact our ability to remain competitive in attracting and retaining employees unless and until our shareholders approve the issuance of additional shares. Following that review, the compensation committee recommended to the board, and on March 1, 2006, the board approved, subject to shareholder approval, an increase of 7,000,000 shares to the 2004 Equity Incentive Plan.

The committee also recommended to the board, and the board approved, subject to shareholder approval, amendments to the plan to permit the grant of restricted stock and restricted stock units. The grant of restricted stock and restricted stock units will use significantly fewer shares than granting stock options, while delivering comparable value, and can be a useful tool that would allow us to continue to grant equity incentives to employees while managing share usage and dilution. The plan amendments limit the number of shares that can be granted as restricted stock or restricted stock units to 2,000,000 shares of the total number of shares authorized under the plan.

The plan currently provides only for the grant of stock options. Our board believes that the requested additional shares to the 2004 Equity Incentive Plan and the ability to grant restricted stock and/or restricted stock units will provide sufficient shares to meet our needs for equity awards until the May 2007 annual meeting of shareholders.

The following table shows, as of March 31, 2006, the number of shares outstanding and available for grant from all of our existing equity plans:

Plan	Options Outstanding	Options Available for Grant
1997 Equity Incentive Plan	13,371,768	417,192
2001 Equity Incentive Plan	10,589,341	118,716
2004 Equity Incentive Plan	6,767,183	9,875,976
1998 Director Stock Option Plan	505,297	180,994
Assumed Options	511,553	0
	31,745,142	10,592,878

These options outstanding have a weighted average exercise price of $47.96 and a remaining contractual life of 6.9 years. The Assumed Options consist of options assumed in the acquisitions of Biomatrix, Inc. and GelTex Pharmaceuticals, Inc. in 2000, Focal, Inc. and Novazyme Pharmaceuticals, Inc. in 2001 and ILEX Oncology, Inc. in 2004. All stock options granted from our plans have been granted at a minimum exercise price that is equal to the fair market value of the underlying stock on the date of grant and have a maximum term of 10 years.

Federal Income Tax Consequences Relating to the Plan

The following is a summary of the principal United States federal income tax consequences generally applicable to stock option awards to a U.S. employee under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan.

The grant of a stock option does not result in taxable income to the option holder or in a tax deduction for us. An employee exercising an Incentive Stock Option (ISO) has no taxable income upon exercise for regular income tax purposes, but may be subject to the alternative minimum tax. No tax deduction is available to us in these circumstances. Upon the exercise of a nonstatutory stock option, the employee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price (the spread at exercise), and a corresponding deduction is available to us.

An employee who disposes of shares acquired upon exercise of an ISO within one year following the date of exercise or within two years from the date of grant will have income, taxable at ordinary income rates, equal to the spread at exercise (or, with limited exceptions, to the gain on sale, if less), and a corresponding deduction will be available to us. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee’s tax holding period in the shares. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a nonstatutory stock option will be taxed as a capital gain or loss, long-term or short-term depending on the holder’s tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

With limited exceptions, an ISO exercised more than three months following termination of the optionee’s employment will be treated for tax purposes as a nonstatutory stock option, as will ISOs granted to any employee to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the time of grant) in excess of $100,000.

Under Section 162(m) of the Internal Revenue Code, the deduction available to a public corporation for compensation in any year to any of its chief executive officer or other four highest-paid named executive officers in office at the end of the year is limited to $1 million, subject to several important exceptions. Qualifying performance-based compensation is not subject to this deduction limit. The compensation associated with a stock option is treated as performance-based for this purpose if the stock option is granted with an exercise price at least equal to the fair market value of the underlying stock and is granted under a plan the material terms of which, including limits on the number of options that may be granted to any person in a specified period, are approved by stockholders. Stock options granted under the plan are intended to be eligible for this performance-based exception.

Section 409A of the Internal Revenue Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “nonqualified deferred compensation” arrangements that do not comply with the requirements of Section 409A. Stock options granted under the plan should be eligible for an exemption from the requirements of Section 409A.

PROPOSAL TO AMEND OUR 1998 DIRECTOR STOCK OPTION PLAN

General

The purpose of the director stock option plan is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors. The plan is designed to encourage stock ownership by these directors and provide incentives for them to promote our success as a whole. There are currently eight members of the board who are eligible to participate in the plan. Mr. Termeer is not eligible to participate in the plan.

Directors receive a stock option grant for each year (or partial year) served on the board. The terms for these grants are explained on page 10 under “Director Compensation.” The closing price of our stock on March 31, 2006 as reported by NASDAQ® was $67.22. The plan expires on March 6, 2008.

There are currently 1,162,491 shares of our common stock authorized for issuance under the plan. As of March 31, 2006 there are options to acquire 505,297 shares outstanding and 180,994 shares available for grant. All shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock.

Description of Amendments to the Plan

On March 1, 2006, the compensation committee made a recommendation to the board, and our board approved, subject to shareholder approval, an increase of 300,000 shares of our common stock that may be issued under the plan in order to ensure that sufficient shares are available to be issued in the future. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan:

Genzyme Stock
Total currently authorized	1,162,491
Proposed increase	300,000
Proposed total authorized	1,462,491
Total available for grant	180,994
Proposed increase	300,000
Proposed total available for issuance	480,994

Our board believes that this increase will provide for sufficient shares to meet our needs for director option grants until 2008.

Federal Income Tax Consequences Relating to the Plan

The following is a summary of the principal U.S. federal income tax consequences generally applicable to stock option awards to a U.S. director under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan.

Options granted under the plan are nonstatutory stock options. A director does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the director will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. We are allowed a tax deduction for the same amount. Any gain or loss recognized upon a later sale or exchange of the shares is treated as a capital gain or loss, long-term or short-term depending on the holder’s tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

Section 409A of the IRS Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “nonqualified deferred compensation” arrangements that do not comply with the requirements of Section 409A. Stock options granted under the plan should be eligible for an exemption from the requirements of Section 409A.

PROPOSAL TO AMEND AND RESTATE OUR CHARTER

At the annual meeting, shareholders will be asked to consider and approve a proposal to amend and restate our Restated Articles of Organization, also referred to as our “charter” in this proxy statement. This proposal is a direct response to the strong support that a shareholder proposal requesting annual elections of directors received at last year’s annual meeting. After careful consideration of the historical objectives served by our classified board of directors and the clear preference of our shareholders for an election process they consider more responsive to their needs, we recommend a vote “FOR” this proposal.

If the proposed amended and restated charter is approved by a majority of the Genzyme Stock outstanding, at each annual meeting of shareholders commencing at the 2007 annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term expiring at the next annual meeting of shareholders. Commencing with the 2009 annual meeting of shareholders, all directors will be elected annually. A director chosen to fill a vacancy not resulting from an enlargement of the board will hold office for the remaining term of his or her predecessor. A director chosen to fill a vacancy resulting from an enlargement of the board will hold office for a term expiring at the next annual meeting of shareholders. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal. The foregoing summary is qualified in its entirety by reference to the form of the Amended and Restated Articles of Organization set forth in Appendix C attached to this proxy statement.

PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS

Following a review of our current requirements for audit services and a review of proposals submitted by PricewaterhouseCoopers LLP, Deloitte & Touche LLP and Ernst & Young LLP, the audit committee has appointed PricewaterhouseCoopers LLP to serve as our auditors for the fiscal year ending December 31, 2006. The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the books and accounts of the company since 1989 and have audited our financial statements for the years ending December 31, 2005, 2004 and 2003. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2005 and 2004 may be found on pages 29-30 of this proxy statement. Based on these disclosures and information in the audit committee report on pages 10-11 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2006.

SHAREHOLDER PROPOSAL THAT EXECUTIVE SEVERANCE ARRANGEMENTS
BE APPROVED BY SHAREHOLDERS

Your board of directors recommends that you vote against this proposal for the reasons set forth following the proposal.

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, located at 900 Seventh Street, N.W., Washington, D.C. 20001, has submitted documentation indicating that it is the beneficial owner of approximately 8,125 shares of our common stock and has notified us that it intends to present the following proposal at our annual meeting:

“RESOLVED: that the shareholders of the Genzyme Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Severance agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.”

Supporting Statement

“In our opinion, severance agreements as described in this resolution, commonly known as ‘golden parachutes’, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote FOR this proposal.”

Statement of the Board of Directors

We understand the concern that exists today regarding high levels of executive compensation and severance payments. However, we believe that the severance arrangements that Genzyme has in place are narrowly tailored and that this proposal would unduly hinder the Company’s ability to recruit and retain qualified executives by restricting the use of an important compensation tool. Accordingly, we believe that the Company should retain the authority to review the objectives of its executive compensation programs and approve executive compensation arrangements without obtaining shareholder approval. We do not support the proposal for the following reasons:

Genzyme’s use of severance agreements is reasonable and necessary.   Genzyme is conservative in its use of severance agreements and does not have a history of paying excessive severance. As described in this proxy statement under the caption “Executive Severance Agreements,” Genzyme’s executive severance agreements with senior managers, other than Mr. Termeer and Mr. Wirth, are triggered only in the event that the manager’s employment is terminated without cause or he or she leaves for good reason following a change in control. In such an event, the payment would equal one and one-half or two times annual salary and bonus (depending on employment grade level), two years of benefits under our retirement and benefits plans, and two years of continued insurance coverage. In addition, all officers are entitled, pursuant to the terms of their option grants, and not their severance or employment agreements, to acceleration of any unvested options upon a change in control of Genzyme.

The employment agreements for Messrs. Termeer and Wirth, which are described in this proxy statement under the caption “Executive Employment Agreements,” were entered into 16 and 10 years ago, respectively, and also contain certain severance provisions. If either executive is terminated other than for cause following a change in control, he is entitled to receive three times annual salary and bonus, as well as three years of benefits under our retirement and benefit plans, and three years of insurance continuation. Outside of a change in control context, if either Mr. Termeer or Mr. Wirth is terminated without cause, he would be entitled to two times annual salary and bonus, two years of continued insurance, and acceleration of unvested options.

We periodically review our severance arrangements to ensure they are competitive and make changes when necessary.   Our current severance agreements were adopted by the Compensation Committee, which is composed entirely of independent directors, in 2002 after consultation with an independent compensation consultant as well as our outside auditors. At that time, we compared our severance arrangements to those of our peer companies to help ensure that our practices were competitive. Because we discovered that our definition of change in control was more permissive than that being used at peer companies, we revised our agreements to further limit the situations in which the severance payments would be triggered to those in which Genzyme’s current shareholders would not control the surviving company.

We believe that our Compensation Committee is the appropriate body to continue to address compensation related matters, including severance arrangements. The members of the Compensation Committee are well versed in executive compensation issues generally, as well as the issues faced by Genzyme specifically, and devote considerable time and attention to these matters. In addition, they have at their ready disposal experts in the field that regularly offer competitive analysis, insight and advice. Individual shareholders, by contrast, may not be in the best position to evaluate the appropriateness of a compensation scheme for the Company or of a specific executive’s compensation package. We believe that our severance arrangements are in line with current market practices and that the Compensation Committee is the appropriate group to continue to monitor executive compensation issues, including severance benefits, affecting the Company.

We believe our severance arrangements are in your best interests.   Genzyme has entered into severance agreements with its senior managers for several reasons, all of which we believe are in line with the best interests of Genzyme’s shareholders. These agreements are intended to diminish the inevitable distraction of the executives by virtue of the personal uncertainties and risks created by a threatened or pending change in control transaction, to encourage the executive’s full attention and dedication to the Company currently and in the event of a potential change in control, and to provide the executive with compensation arrangements upon a change in control that allow the executive a level of individual financial security that they would find at a peer company. In addition, these arrangements encourage management neutrality in the context of a takeover offer. We believe our shareholders will benefit by having senior management focused on enhancing shareholder value in evaluating a change of control transaction, rather than being faced with potentially conflicting personal interests.

Adopting this shareholder proposal would place us at a competitive disadvantage in attracting and retaining highly qualified executives.   In the competitive recruiting environment in which Genzyme operates, severance arrangements in the event of a change in control transaction are an integral part of the employment of executives. Severance arrangements are a key element in attracting and retaining the most highly talented executives with a demonstrated history of leadership and operating performance. Executives often incur relocation expenses and forfeit significant bonuses and equity awards in order to accept employment with a new company. Generally, an executive may not be willing to accept such risks without some protection in the event of termination due to an unanticipated event such as a change in control. In addition, we are often competing with other companies in the industry for executive talent. We may lose sought-after executives to competitors that do not impose a shareholder approval requirement for severance agreements because of the risks, delays, costs and uncertainties inherent in the process being proposed. It is highly unlikely that an executive who is confidentially looking for a new job would be willing to engage in serious employment discussions with us when the terms of that arrangement could not be finalized until after the Company’s annual meeting of shareholders. The alternative presented in the proposal would require Genzyme to incur significant expense in calling a special shareholders’ meeting for the sole purpose of voting on this type of agreement. We do not view that as an appropriate use of Company assets. We believe that it is in your best interest to continue to provide the Company with the flexibility to make decisions with respect to severance arrangements to help ensure we are not placed at a competitive disadvantage when it comes to attracting and retaining executive talent.

The shareholder proposal would create uncertainty regarding our existing arrangements.   The shareholder proposal purports to be limited to future severance agreements. However, by including renewals within its purview, it creates uncertainty as to whether our existing severance agreements, which are structured to automatically renew annually, would require shareholder approval. In addition, it is unclear from the drafting of the proposal whether option acceleration that occurs pursuant to the terms of the option grants given to senior management and not pursuant to their executive severance agreements, as is our current scheme, would constitute “benefits” under a “severance agreement.” This uncertainty would be unsettling to Genzyme’s senior managers, most of whom have had these arrangements in place for many years.

We concur with the proponent that unreasonably large severance arrangements are inappropriate. However, Genzyme’s current severance arrangements for senior managers are not unreasonably large, but instead are appropriately tailored and advance the interest of our shareholders. As a result, we believe that the shareholder proposal is both unnecessary and harmful.

For the reasons outlined above, after appropriate consideration, we recommend that you vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dyax.   We have a collaboration with Dyax to develop and commercialize DX-88 for the treatment of hereditary angioedema (HAE) and other chronic inflammatory diseases. Pursuant to applicable accounting rules, we consolidate the results of Dyax-Genzyme LLC, of which we own 49.99%. Our consolidated balance sheet as of December 31, 2005 includes assets related to Dyax-Genzyme LLC, which are not significant. We have recorded Dyax’s portion of this joint venture’s losses as minority interest in our consolidated statements of operations for 2005.

Under the terms of our collaboration agreement, both companies share development costs of DX-88 for HAE. In December 2005 we paid Dyax a $3.0 million milestone payment after  dosing the first patient in a pivotal clinical trial of DX-88 for HAE. In addition, we will also be obligated to pay Dyax potential milestone payments of $10.0 million for the first product derived from DX-88 that is approved by the FDA and up to $15.0 million if DX-88 is approved in additional indications. Contingent upon successful development and receipt of regulatory approvals, we will market the product worldwide. We will share equally with Dyax profits from sales of DX-88 for HAE and/or other chronic inflammatory diseases.

In May 2002, we extended to Dyax a $7.0 million line of credit. Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note were due, together with any accrued but unpaid interest, in May 2005. Dyax exercised its right to extend the maturity of the note to May 2007. As of December 31, 2005, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet. Advances under this note bear interest at the prime rate plus 2%, which was 9.25% at December 31, 2005,

Mr. Blair is chairman and chief executive officer of Dyax. Dr. Cooney owns a total of 7,857 shares of Dyax common stock and holds options for a total of 2,000 shares of Dyax common stock and Messrs. Termeer and Wirth own a total of 12,429 shares of Dyax common stock. As of March 31, 2006, we own approximately 1.5% of Dyax’s outstanding common stock.

Peptimmune.   Until March 2003, we owned 100% of Peptimmune, Inc. As a result of the sale by Peptimmune of shares of its Series B voting preferred stock to third parties, our ownership of Peptimmune decreased to approximately 12% in March 2003. As of March 31, 2006, we own approximately 8% of Peptimmune stock. We currently have service agreements with Peptimmune under which we provide research and development and general and administrative services. In 2005, Peptimmune paid us $637,300 under these service agreements.

Mr. Carpenter is currently executive chairman of the board of Peptimmune and served as president and chairman of Peptimmune from January 2002 until November 2004. Peptimmune paid Mr. Carpenter a total of $75,000 in 2005. Mr. Carpenter owns 595,238 shares of Peptimmune Series B Preferred stock and 2,018,750 shares of Peptimmune common stock and holds stock options to purchase 31,250 shares of Peptimmune common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our executive officers and directors in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us and written representations that no other reports were required, we believe that during 2005 our executive officers and directors complied with all Section 16(a) filing requirements, except: a Form 4 filed by Dr. Cooney in September 1999 did not reflect the acquisition of 12,000 shares from the exercise of stock options; a Form 4 was not timely filed to report Mr. Carpenter’s disposition of 1,758 shares from his Genzyme 401(k) account in October 2002; a Form 4 was not timely filed for Mr. Sanford Smith to reflect the disposition of 1,118 shares from his Genzyme 401(k) on July 18 and July 29, 2005; and a Form 4 was not timely filed for Dr. Moscicki reflecting the sale of 4,666 shares on December 16, 2005. Corrective filings have since been made.

INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, audited our financial statements for the years ending December 31, 2005, 2004 and 2003. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

Effective June 1, 2002 our audit committee has instituted an “Outside Auditor Independence” policy, which permits the utilization of our independent auditors for audit, audit-related, and tax services only, subject to the audit committee’s approval, and limits the audit-related and tax services to 100% of the total anticipated audit service fees for each year. This policy prohibits the utilization of our independent auditors for services other than audit, audit-related and tax services, and requires quarterly reports to our audit committee. The policy lists specific services which the committee allows, as well as specific services which are prohibited, consistent with the SEC’s release number 33-8183 (“Strengthening the Commission’s Requirements Regarding Auditor Independence”), effective May 6, 2003.

The following table presents fees for professional services rendered for the two most recent fiscal years. The audit-related and tax fees for 2004 and 2005 did not exceed 100% of total audit fees for the respective years.

	2005	2004
	(amounts in thousands)
Audit fees(1)	$4,436	$5,168
Audit-related fees(2)	214	253
Tax fees
Tax compliance	1,259	1,039
Other tax(3)	109	325

(1)          Audit fees include fees billed for 2004, billed or expected to be billed for 2005 by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements, the review of our interim financial statements included in our Form 10-Q, the statutory audits of our foreign subsidiaries and accounting consultations necessary for the rendering of an opinion on our financial statements. The decrease in audit fees from 2004 to 2005 is primarily attributable to higher fees incurred in our initial compliance in 2004 with the requirements of Section 404 of the Sarbanes-Oxley Act.

(2)          Audit-related services include services in connection with the SEC registration statements, due diligence and other acquisition-related services, and statutorily required audits of the financial statements of various benefit plans.

(3)          Other tax services include acquisition-related tax structuring, worldwide tax planning and other tax consultation. For the year ended December 31, 2005, fees paid to PricewaterhouseCoopers LLP for tax-related services, which amounted to less than 1% of other tax, were approved subject to the de minimis exception provisions of the related SEC rules.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our board, upon the recommendation of the nominating and corporate governance committee, has adopted a process for shareholders to send communications to the board. Shareholders may communicate directly with our board, any committee of the board or any individual board member by sending correspondence to the Secretary, Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142 or by logging on to our corporate Web site, www.genzyme.com, and accessing the link “Email Board of Directors” that we have provided in the “Our Commitment” area. All communications marked to the attention of the full board will be sent to the lead director, communications addressed to a certain committee will be sent to the chair of that committee, and communications addressed to an individual director will be sent to that director. We provide copies of all communications to the entire board periodically throughout the year.

SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals for inclusion in our proxy materials for our 2007 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our by-laws. Those procedures require that we receive a shareholder proposal in writing no later than December 14, 2006. Under our current by-laws, proposals (other than those intended for inclusion in our proxy materials pursuant to procedures described in Rule 14a-8) and director nominations may be made by shareholders if notice is timely given. To be timely, a notice with respect to the 2007 annual meeting of shareholders must be received by us no earlier than January 25, 2007 and no later than February 24, 2007, unless the date of the 2007 annual meeting of shareholders is more than 30 days from the anniversary date of the 2006 annual meeting of shareholders, in which event our by-laws provide different notice requirements. The notice must contain specified information about you and the proposed business or nomination. If any shareholder proposal is submitted after February 24, 2007, our board will be allowed to use its discretionary voting authority if the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Secretary, telephone: (617) 252-7500.

SEC FILINGS

We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet Web site at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC  20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Shareholder Relations, telephone: (617) 768-6686.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Renagel®, Synvisc®, Hectorol®, and IMPATH® are registered trademarks of Genzyme Corporation or its subsidiaries, and VERIGENTM is a trademark of Genzyme Corporation or its subsidiaries. NASDAQ® and The NASDAQ Stock Market® are registered trademarks of The Nasdaq Stock Market, Inc. All rights are reserved.

Appendix A

GENZYME CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

1. PURPOSE

The Audit Committee shall provide assistance to the full Board of Directors of the Corporation in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to the accounting and reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee’s primary duties and responsibilities are to:

Oversee that management has maintained the reliability and integrity of the accounting policies, independent audit process and financial reporting and disclosure practices of the Corporation;

Oversee that management has established and maintained processes to assure that an adequate system of internal controls is functioning within the Corporation; and

Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section 5 of this Charter.

2. DEFINED TERMS

“Affiliate” shall mean a subsidiary, sibling corporation, predecessor, parent corporation or former parent corporation.

“Board” shall mean the Board of Directors of the Corporation.

“Corporation” shall mean Genzyme Corporation and its consolidated subsidiaries.

“Financially Expert” shall mean a person who has prior employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the development of financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

“Financially Literate” shall mean the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

“Independent Auditors” shall mean a public accountant which (a) satisfies the requirements set forth by Rule 101 of the American Institute of Certified Public Accountants (“AICPA”) Professional Standards, (b) satisfies the requirements of the Independence Standards Board (“ISB”), and (c) is a “registered public accounting firm” as that term is defined by the Sarbanes-Oxley Act of 2002.

“Independent Director” shall mean a director who (a) satisfies the criteria for independence under Rule 4200(a)(15) of the listing requirements for NASDAQ National Market issuers, (b) has not participated in the preparation of the Corporation’s financial statements at any time during the past three years, (c) does not, other than in his or her capacity as a member of the Board or any Board committee, accept any consulting, advisory or other compensatory fee from the Corporation, and (d) is not an affiliated person (as define by applicable law or regulation) of the Corporation.

3. COMPOSITION

The Audit Committee shall be comprised of three or more directors of the Corporation, each of whom shall be (i) Independent Directors, (ii) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, and (iii) Financially Literate or must become Financially Literate within a reasonable period of time after his or her appointment to the Audit Committee. Further, at least one member of the Audit Committee shall be Financially Expert.

Each member of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board, and shall serve for a term of one year or until he or she dies, resigns or a successor shall be duly elected and qualified. The eligibility of a director to serve as a member of the Audit Committee, including a determination of financial sophistication and independence, shall be determined by the Board in its reasonable discretion. Unless a Chairperson is elected by the Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

4. MEETINGS

The Audit Committee shall meet as frequently as circumstances warrant, but at least four times annually (which meetings may include the quarterly meetings described below). To foster open communication between the Board and management, the Audit Committee should meet separately at least once annually with management and at least once annually with the Corporation’s Independent Auditors to discuss matters that the Audit Committee or each of these groups believes should be discussed privately. The Audit Committee or its Chairperson, or the Chairperson’s designee, must meet with the Corporation’s Independent Auditors and management quarterly to review the Corporation’s financial statements and internal controls consistent with Section 5.2 of this Charter. Members of the Audit Committee may participate at meetings of the Audit Committee by video conference, tele-conference or other electronic means.

5. RESPONSIBILITIES, DUTIES AND AUTHORITY

To achieve its purpose the Audit Committee shall:

Reports and Review

1.     Review annually the adequacy of this Charter. The Audit Committee shall recommend to the Board, as conditions warrant, that the Board amend or supplement this Charter.

2.     Review and approve all related-party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

3.     Review with the Corporation’s management and the Independent Auditors the interim financial statements of the Corporation prior to their filing or prior to the release of earnings, including a discussion with the Independent Auditors of the matters to be discussed under Statement of Auditing Standards (“SAS”) No. 61, as amended, which include:

a)     The Independent Auditors’ responsibility under AICPA “Generally Accepted Auditing Standards”;

b)     The Corporation’s significant accounting policies;

c)     Management judgments and accounting estimates;

d)     Significant audit adjustments and passed adjustments;

e)     Other information in documents containing audited financial statements;

f)      Disagreements with management;

g)     Consultation with other accountants;

h)               Major issues discussed with management prior to retention; and

i)                  Difficulties encountered in performing the audit.

The Chairperson of the Audit Committee, or the Chairperson’s designee, may represent the entire Audit Committee for purposes of this review.

4.     Review with the Corporation’s management and the Independent Auditors the Corporation’s annual financial statements, including a discussion with the Independent Auditors of the matters required to be discussed under SAS No. 61.

5.     Review with the Independent Auditors at the completion of the annual examination the Independent Auditors’ judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in its financial reporting. The review should include such issues as:

a)     Consistency of application of the Corporation’s accounting policies and the clarity, consistency and completeness of the Corporation’s accounting information contained in its financial statements and related disclosures; and

b)     Certain items that have a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information included in the Corporation’s financial statements.

6.     Include in the Corporation’s annual proxy statement a report of the Audit Committee (the “Annual Report”) that states whether the Audit Committee has:

a)     Reviewed and discussed the audited financial statements with the Corporation’s management;

b)     Discussed with the Corporation’s Independent Auditors the matters required to be discussed under SAS No. 61, as may be modified or supplemented;

c)     received the written disclosures and letter from the Independent Auditors regarding the Independent Auditors’ independence as required by the ISB No. 1; and

d)     Discussed with the Independent Auditors the Independent Auditors’ independence.

7.     Include in the Annual Report, a statement, based on the review and discussions required under sections 5.2, 5.4 and 5.12 of this Charter, that the Audit Committee recommended to the full Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

8.     Disclose in the Corporation’s proxy statement whether the Audit Committee has adopted a written charter, and include a copy of the charter as an appendix to the Corporation’s proxy statement at least once every three years.

9.     Disclose in the proxy statement whether the Audit Committee members are Independent Directors and disclose the nature of the relationship that makes any Audit Committee member not an Independent Director and the reasons for the Board’s determination to include the non-Independent Director as a member of the Audit Committee.

Independent Auditors

10.   The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditors and the auditors shall report directly to the Audit Committee.

11.   Pre-approve the engagement of the Corporation’s Independent Auditors for all audit and audit-related services in accordance with the Corporation’s Auditor Independence Policy.

12.   On an annual basis, the Audit Committee should review and discuss with the Corporation’s Independent Auditors all significant relationships the Independent Auditors have with the Corporation to determine the Independent Auditors’ independence.

13.   Oversee the independence of the Corporation’s Independent Auditors by:

a)     receiving from the Corporation’s Independent Auditors on a periodic basis a formal written statement delineating all relationships between the Corporation’s Independent Auditors and the Corporation consistent with ISB No. 1; and

b)     on a periodic basis reviewing and actively discussing with the Board and the Corporation’s Independent Auditors any disclosed relationships or services between the Independent Auditors and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the Independent Auditors.

Financial Reporting Process

14.   Prior to the filing of the Corporation’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, discuss with management and the Independent Auditors the quality and adequacy of the Corporation’s internal controls, including any significant deficiencies in the design or operation of those controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data.

15.   Prior to the filing of the Corporation’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, discuss with management and the Independent Auditors any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

16.   Consider and approve, if appropriate, significant changes to the Corporation’s accounting principles and practices proposed by management. Discuss with the Corporation’s Independent Auditors any significant changes in auditing standards or their scope.

17.   Establish regular systems of reporting to the Audit Committee by the Corporation’s management and the Corporation’s Independent Auditors regarding significant judgments made in management’s preparation of the Corporation’s financial statements and significant difficulties encountered during the course of the review or audit, including restrictions on the scope of work or access to required information.

18.   Review significant disagreements among the Corporation’s management and the Corporation’s Independent Auditors in connection with the preparation of the Corporation’s financial statements.

Complaints

19.   Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and periodically review such procedures for adequacy.

20.   Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting for audit matters and periodically review such procedures for adequacy.

Legal Compliance/General

21.   Review with the Corporation’s legal advisors legal matters that could have a significant impact on the Corporation’s financial statements.

22.   Report material information through its Chairperson to the Board following meetings of the Audit Committee.

23.   Maintain minutes or other records of meetings and activities of the Audit Committee.

24.   Engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties.

Appendix B

GENZYME CORPORATION
2004 EQUITY INCENTIVE PLAN

1.                 PURPOSE

The 2004 Equity Incentive Plan (the “Plan”) has been established to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain key employees and consultants of the Company and its Affiliates upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend. The Plan is intended to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders. Certain capitalized terms used herein and certain operating rules related thereto are defined and set forth in Section 10 below.

The Plan provides for the grant of Stock Options, including ISOs and NSOs, Restricted Stock, and Restricted Stock Units.

The Plan shall become effective upon shareholder approval (the “Effective Date”) and unless sooner terminated, shall terminate ten years from the Effective Date. After the Plan is terminated, no Stock Options, Restricted Stock, or Restricted Stock Units may be granted, but Stock Options, Restricted Stock, and Restricted Stock Units previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

2.                 ADMINISTRATION

The Compensation Committee shall be the Administrator of the Plan except as hereinafter provided. The Compensation Committee may delegate to one or more of its members such of its duties, powers and responsibilities as it may determine. To the extent determined by the Compensation Committee and permitted by applicable law, the Compensation Committee may also (i) delegate to one or more executive officers of the Company the power to grant Stock Options, Restricted Stock, and Restricted Stock Units to, or allocate Stock Options, Restricted Stock, and Restricted Stock Units among, Participants who are not Reporting Persons or Covered Employees and to make such determinations under the Plan with respect thereto as the Compensation Committee determines; and (ii) authorize any such executive officer to further delegate to an Employee or another executive officer temporary authority to grant or allocate Stock Options, Restricted Stock, and Restricted Stock Units when the executive officer is unavailable. The Compensation Committee may also delegate to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in this paragraph, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Stock Options, Restricted Stock, and Restricted Stock Units; select the Participants to receive Stock Options, Restricted Stock, and/or Restricted Stock Units and determine, modify or waive the terms and conditions of any Stock Option, Restricted Stock, or Restricted Stock Unit; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The terms of each Stock Option grant, Restricted Stock grant, or Restricted Stock Unit grant need not be identical, and the Administrator need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Stock Option, Restricted Stock, or Restricted Stock Unit, any determination with respect to a Stock Option, Restricted Stock, or Restricted Stock Unit may be made by the Administrator at the time of grant or at any time thereafter. In the case of any Stock Option, Restricted Stock, or Restricted Stock Unit intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Stock Option, Restricted Stock, or Restricted Stock Unit for that exception. Determinations made by the Administrator shall be final and binding upon Participants, the Company, and all other interested parties.

3.                 STOCK AVAILABLE FOR GRANT; LIMITS

(a)   Number of Shares. Subject to adjustment as provided under Section 6, the maximum number of shares available for issuance to Participants under the Plan shall be 23,800,000 shares. Subject to such overall maximum, up to 23,800,000 shares of Stock may be issued upon the exercise of ISOs and up to 23,800,000 shares of Stock may be issued upon exercise of NSOs; and up to 2,000,000 shares of Stock may be issued for grants of Restricted Stock or Restricted Stock Units. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan. To the extent consistent with the requirements of Section 422 of the Code, and with other applicable legal requirements (including applicable NASDAQ or stock exchange requirements), Stock issued under option grants, restricted stock grants, or restricted stock unit grants of an acquired company that are assumed in connection with the acquisition, or under Stock Options, Restricted Stock, or Restricted Stock Units issued in substitution for options, restricted stock, or restricted stock units of an acquired-company, shall not reduce the number of shares available for issuance under the Plan.

(b)   Section 162(m) Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year will be 2,000,000. The foregoing provision will be construed in a manner consistent with Section 162(m).

4.                 ELIGIBILITY AND PARTICIPATION

All employees and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not be eligible, are eligible to be Participants in the Plan. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. The Administrator, in its sole discretion, shall determine from the group of eligible persons whether an individual shall be a Participant under the Plan. Any grant made under the Plan shall be made in the sole discretion of the Administrator and no prior grant shall entitle a person to any future grant.

5.                 RULES APPLICABLE TO STOCK OPTIONS, RESTRICTED STOCK, AND RESTRICTED STOCK UNITS

(a)   Documentation. Each Stock Option, Restricted Stock, and Restricted Stock Unit granted under the Plan shall be evidenced by a writing specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(b)   Transferability. In the discretion of the Administrator, any Stock Option, Restricted Stock, or Restricted Stock Unit may be made transferable upon such terms and conditions and to such extent as the Administrator determines, provided that ISOs may not be transferred other than by will or by the laws of descent and distribution. Any non-transferable Stock Option requiring exercise, including any ISO, may be exercised only by the Participant during the Participant’s lifetime. The Administrator may in its discretion, other than in the case of Stock Options intended to continue to qualify as ISOs, waive any restriction on transferability.

(c)   Vesting; Exercisability.  The Administrator shall determine the time or times at which a Stock Option, Restricted Stock, or Restricted Stock Unit will vest or become exercisable and the terms on which a Stock Option will remain exercisable during or following termination of Employment. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of a Stock Option, Restricted Stock, or Restricted Stock Unit, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(d)   Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in respect of Stock Options, Restricted Stock, and Restricted Stock Units granted under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Administrator’s discretion, the minimum tax obligations required by law to be withheld in respect of Stock Options may be paid in whole or in part in shares of Stock, including shares retained from the event creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(e)   Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Restricted Stock, Restricted Stock Units, or Stock subject to a Stock Option.

(f)    Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. In no event shall the Plan, or any grant made under the Plan, form a part of an employee’s or consultant’s contract of employment or service, if any. The loss of existing or potential profit in Stock Options, Restricted Stock, or Restricted Stock Units will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(g)   Non-U.S. Stock Options, Restricted Stock, and Restricted Stock Units. Stock Options, Restricted Stock, and Restricted Stock Units may be granted under the Plan to any eligible person regardless of the jurisdiction in which he or she works or resides. In order to comply with the laws in other countries in which the Company operates, the Administrator, in its sole discretion, shall have the power and authority to:

(i)    Establish one or more separate sub-plans or programs under the Plan for the grant of Stock Options, Restricted Stock, and Restricted Stock Units to eligible persons in a specified jurisdiction or jurisdictions;

(ii)   Include in any such sub-plan or program such special rules as it determines to be necessary or advisable; and

(iii)  Take any action, before or after a Stock Option grant, Restricted Stock grant, or Restricted Stock Unit grant is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Administrator may not take any actions hereunder, and no Stock Options, Restricted Stock, or Restricted Stock Units shall be granted, that would violate applicable law.

(h)   Exercise Price of Stock Option. The exercise price of a Stock Option will not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing sentence, a NSO may be granted to a new employee or consultant in connection with the hiring of such person at a lower exercise price, provided that it is not less than the lower of (i) 100% of the Fair Market Value on the date the person accepts the Company’s offer of employment or (ii) the date employment commences. Once granted, no Stock Option may be repriced (as that term is used under applicable NASDAQ or stock exchange rules) without shareholder approval.

(i)    Time and Manner of Exercise of Stock Option. Unless the Administrator expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Company receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by payment of the exercise price. If the Stock Option is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Stock Option has the right to do so. All Stock Options granted pursuant to the Plan shall terminate if not exercised within ten years of the date of grant, or such earlier date as the Administrator may determine.

(j)    Payment of Stock Option. No shares shall be delivered pursuant to any exercise of a Stock Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Administrator at or after the grant of the Stock Option, in shares of Stock owned by the Participant (which shares must be owned for at least six months) valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including use of a broker-assisted exercise program or similar program, as the Administrator may determine. The delivery of shares in payment of the exercise price may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(k)   Grants of Restricted Stock and Restricted Stock Units. Grants of Restricted Stock and Restricted Stock Units may be made in exchange for such lawful consideration, including services, as the Administrator determines.

6.                 EFFECT OF CERTAIN TRANSACTIONS

(a)   Covered Transactions. Except as otherwise provided under the terms of a Stock Option grant, a Restricted Stock grant, or a Restricted Stock Unit grant, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Stock Options, Restricted Stock, and/or Restricted Stock Units, or for the grant of new Stock Options, Restricted Stock, and/or Restricted Stock Units in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Stock Option, each Stock Option will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Restricted Stock Unit will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Stock Option or the Restricted Stock Unit a reasonable opportunity, as determined by the Administrator, following exercise of the Stock Option or the issuance of shares, as the case may be, to participate as a shareholder in the Covered Transaction, and the Stock Option will terminate upon consummation of the Covered Transaction. Any shares of Stock issued pursuant to the preceding sentence in satisfaction of a grant of Restricted Stock Units may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting condition to which the grant of Restricted Stock Units was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

Without limiting the general scope of the Administrator’s discretionary authority under the Plan, the Administrator may provide, as to some or all Stock Options, Restricted Stock, and/or Restricted Stock Units, if any, that in the event of a Change in Control of the Company, whether or not such Change in Control is also a Covered Transaction, the vesting and exercisability, if applicable, of, or the payment of benefits under, any Stock Option, Restricted Stock, or Restricted Stock Units will be accelerated on such terms as the Administrator determines.

(b)   Distributions; Changes in Capital Stock;  Basic Adjustment Provisions. In the event of a stock dividend, stock split (including reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 3(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 3(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 3(a) that may be issued upon exercise of NSOs, and to the maximum share limits described in Section 3(b). The Administrator will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Stock Options, Restricted Stock grants, and Restricted Stock Unit grants then outstanding or subsequently granted, any exercise prices relating to Stock Options and any other provision of the Stock Options, Restricted Stock, and Restricted Stock Units affected by such change.

(c)   Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type above to take into account distributions to shareholders other than those provided for in Section 6(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Stock Option grants, Restricted Stock grants, or Restricted Stock Unit grants made hereunder.

(d)   Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 6.

7.                 LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the grant have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Stock Option or receipt of the Restricted Stock or Restricted Stock Unit, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

8.                 AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Stock Option, Restricted Stock, or Restricted Stock Unit for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Stock Options, Restricted Stock, or Restricted Stock Units; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of a Stock Option, Restricted Stock, or Restricted Stock Unit so as to affect adversely a Participant’s rights under the Stock Option, Restricted Stock, or Restricted Stock Unit, unless the Administrator expressly reserved the right to do so at the time of grant. Amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable NASDAQ or stock exchange requirements), as determined by the Administrator. Notwithstanding the foregoing, the Company shall submit for shareholder approval any amendment to the Plan (other than an amendment or adjustment pursuant to Section 6) that would: (a) increase the maximum number of shares for which Stock Options, Restricted Stock, or Restricted Stock Units may be granted under the plan; (b) reduce the price at which a Stock Option may be granted below the price provided for in Section 5(h); (c) reduce the exercise price of outstanding Stock Options; or (d) increase the limits set forth in Section 3.

9.                 OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Stock Option, Restricted Stock, or Restricted Stock Unit will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to grants made under the Plan.

10.          DEFINITIONS

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:   has the meaning set forth in Section 2.

“Affiliate”:   Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Board”:   The Board of Directors of the Company.

“Change in Control”:   A change in ownership or control of the Company or a change in the ownership of a substantial portion of the Company’s assets, determined in accordance with such rules, if any, as may be established by the Administrator.

“Code”:   The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:   The Compensation Committee of the Board.

“Company”:   Genzyme Corporation.

“Covered Employees”:   A “covered employee” within the meaning of Section 162(m).

“Covered Transaction”:   Any of (i) a consolidation, merger, or similar transaction or series of related transactions  in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:   Any person who is employed by the Company or an Affiliate.

“Employment”:   A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 to the Company or its Affiliates.  If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act”:   The Securities Exchange Act of 1934, as amended, as from time to time further amended and in effect, or any successor statute as from time to time in effect.

“Fair Market Value”:   The fair market value as determined by the Compensation Committee in good faith, or in the manner established by the Compensation Committee in good faith, from time to time.

“ISO”:   A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”:   A Stock Option that is not an ISO.

“Participant”:   A person who is granted a Stock Option, Restricted Stock or Restricted Stock Unit under the Plan.

“Plan”:   The Genzyme Corporation 2004 Equity Incentive Plan as from time to time amended and in effect.

“Reporting Person”:   A person subject to the reporting requirements of Section 16 of the Exchange Act.

“Restricted Stock”:   An award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”:   An unfunded and unsecured promise to deliver Stock in the future, subject to the satisfaction of specified performance or other vesting conditions.

“Section 162(m)”:   Section 162(m) of the Code.

“Stock”:   Common Stock of the Company, par value $.01 per share.

“Stock Options”:   Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

Adopted by Board of Directors February 26, 2004
Approved by Shareholders May 27, 2004
Amended by Board of Directors May 27, 2004
Amended by Board of Directors October 7, 2004
Amended by Board of Directors March 14, 2005
Amended by Board of Directors May 26, 2005
Approved by Shareholders May 26, 2005
Amended by Board of Directors March 1, 2006

Appendix C

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation:

Genzyme Corporation

(2) Registered office address:

500 Kendall Street

(number, street, city or town, state, zip code)

Cambridge, MA 02142

(3) Date adopted:

May 25, 2006

(month, day, year)

(4) Approved by:

(check appropriate box)

☐     the directors without shareholder approval and shareholder approval was not required;

OR

☒    the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

*                    Changes to Article VIII must be made by filing a statement of change of supplemental information form.

ARTICLE I

The exact name of the corporation is:

Genzyme Corporation

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:*

ARTICLE III

State the total number of shares and par value, ** if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	690,000,000	$0.01
		Preferred	10,000,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Attachment IV for Description of Capital Stock.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Attachment VI for Other Lawful Provisions.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*                    Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

**    G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:

Articles II, IV, VI

Signed by:

(signature of authorized individual)

☐     Chairman of the board of directors,

☐     President,

☒    Other officer,

☐     Court-appointed fiduciary,

on this                                         day of                                                                        ,                       .

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $              having been paid, said articles are deemed to have been filed with me this                      day of                       , 20        , at             a.m./p.m.

time

Effective date:

(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Genzyme Corporation

500 Kendall Street, Cambridge, MA 02142

Attn: Peter Wirth, Secretary

Telephone:   617-252-7500

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.

If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

Attachment IV to Restated Articles of Organization

DESCRIPTION OF CAPITAL STOCK

A.  AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is seven hundred million (700,000,000) shares, consisting of six hundred ninety million (690,000,000) shares of Common Stock, $.01 par value per share (the “Common Stock”) and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”). The board of directors, at any time or from time to time may reclassify any unissued shares of any class or series of capital stock into one or more existing or new classes or series.

B.  DESCRIPTION OF COMMON STOCK

The holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the shareholders or submitted to the shareholders for action, except as may be provided herein, as may be associated with any series of Preferred Stock, or as may be otherwise required by law. Each share of Common Stock shall entitle the holder thereof to one vote.

Subject to the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the Board of Directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of Preferred Stock having preferential rights to receive distributions of the net assets of the Corporation.

C.  DESCRIPTION OF THE PREFERRED STOCK

1.     Undesignated Preferred Stock.   Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the number, preferences, limitations or relative rights of any such series before the issuance of any shares of that series.

2.     Terms Of The Series A Junior Participating Preferred Stock.

(a)         Authorized Amounts and Designations.  Three million (3,000,000) shares of Preferred Stock of the Corporation are designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

(b)         Series A Preferred Stock.  A description of the Series A Preferred Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

(1)   Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of all shares of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on shares of Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section IV.C.2(b)(1)(A) immediately after it declares a dividend or distribution on any shares of Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(2)   Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of all shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one series on all matters submitted to a vote of shareholders of the Corporation.

(C)  Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

(3)   Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(4)   Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(5)   Certain Restrictions.

(A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)  redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section IV.C.2(c)(1)(A) purchase or otherwise acquire such shares at such time and in such manner.

(6)   Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of the same series of Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

(7)   Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

(8)   Rank.  The Series A Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets together with any other series of the Corporation’s Preferred Stock that specifically provide that they shall rank equally with Series A Preferred Stock. The Series A Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation’s Preferred Stock that specifically provide that they shall rank prior to the Series A Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets.

(9)   Amendment.  The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock, voting together as a single series.

(10) Fractional Shares.  The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series A Preferred Stock.

Attachment VI to Restated Articles of Organization

OTHER LAWFUL PROVISIONS

A.   BOARD OF DIRECTORS

1.     Election.  The directors currently are divided into three classes, as nearly equal in number as the total number of directors constituting the entire Board permits. Directors shall serve until their respective successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2009 annual meeting of shareholders; at the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2008 annual meeting of shareholders; and at the 2008 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2009 annual meeting of shareholders. Thereafter all directors shall be elected for terms expiring at the next annual meeting of shareholders and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series.

2.     Vacancies.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum. Each director chosen to fill a vacancy not resulting from an enlargement of the Board of Directors shall be elected to complete the term of office of the director who is being succeeded and until a successor shall be elected and qualified, subject to prior death, resignation, retirement or removal. In the case of a vacancy resulting from the enlargement of the Board of Directors, the director shall be elected for a term expiring at the next annual meeting of shareholders and until a successor shall be elected and qualified, subject to prior death, resignation, retirement or removal.

3.     Removal.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the shareholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.   SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may approve (i) any amendment to these Articles of Organization, (ii) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation’s property, (iii) a merger or consolidation of the Corporation with or into any other entity; or (iv) a share exchange with any other entity, in each case, so long as such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall have been approved by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain shareholder approval for transactions that do not require shareholder approval under applicable Massachusetts corporation law.

C.   ADDITIONAL PROVISIONS

1.     No contract or other transaction of this Corporation with any other person or entity shall be affected or invalidated by the fact that (i) this Corporation is a shareholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this Corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this Corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this Corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

2.     The bylaws may provide that the directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the bylaws requires action by the shareholders.

3.     A director shall not be liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

ANNUAL MEETING OF SHAREHOLDERS OF

GENZYME CORPORATION

COMMON STOCK

May 25, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The re-election of three directors.
				2.	A proposal to amend the 2004 Equity Incentive Plan to provide	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES		NOMINEES		for the grant of restricted stock and restricted stock units and	☐	☐	☐
increase the number of shares of common stock covered by the
☐	WITHHOLD AUTHORITY	☐	Dr. Victor Dzau		plan by 7,000,000 shares.
FOR ALL NOMINEES
		☐	Senator Connie Mack	3.	A proposal to amend the 1998 Director Stock Option Plan to	☐	☐	☐
☐	FOR ALL EXCEPT				increase the number of shares of common stock covered by the
	(See instructions below)	☐	Henri A. Termeer		plan by 300,000 shares.
				4.	The amendment and restatement of our Restated Articles of	☐	☐	☐
Organization to declassify our board so that, beginning in 2007, all directors are elected for one-year terms.
				5.	A proposal to ratify the selection of independent auditors for 2006.	☐	☐	☐
				6.	A shareholder proposal that executive severance arrangements be	☐	☐	☐
approved by shareholders.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via  this method.

☐

Signature of Shareholder			Date:		Signature of Shareholder	Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GENZYME COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme common stock that I am entitled to vote at the Annual Meeting of Shareholders to be held on May 25, 2006, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme common stock will be voted FOR the election of each director nominee, FOR the company sponsored proposals 2 through 5 and AGAINST the shareholder sponsored proposal 6. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

GENZYME CORPORATION

COMMON STOCK

May 25, 2006

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the
envelope provided as soon as possible.
OR	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
OR	ACCOUNT NUMBER
INTERNET—Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The re-election of three directors.
				2.	A proposal to amend the 2004 Equity Incentive Plan to provide	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES		NOMINEES		for the grant of restricted stock and restricted stock units and	☐	☐	☐
increase the number of shares of common stock covered by the
☐	WITHHOLD AUTHORITY	☐	Dr. Victor Dzau		plan by 7,000,000 shares.
FOR ALL NOMINEES
		☐	Senator Connie Mack	3.	A proposal to amend the 1998 Director Stock Option Plan to	☐	☐	☐
☐	FOR ALL EXCEPT				increase the number of shares of common stock covered by the
	(See instructions below)	☐	Henri A. Termeer		plan by 300,000 shares.
				4.	The amendment and restatement of our Restated Articles of	☐	☐	☐
Organization to declassify our board so that, beginning in 2007, all directors are elected for one-year terms.
				5.	A proposal to ratify the selection of independent auditors for 2006.	☐	☐	☐
				6.	A shareholder proposal that executive severance arrangements be	☐	☐	☐
approved by shareholders.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via  this method.

☐

Signature of Shareholder			Date:		Signature of Shareholder	Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.